Exhibit 99.1

Serina Therapeutics Reports Third Quarter 2024 Financial Results and Provides Business Highlights

HUNTSVILLE, November 12, 2024 (GLOBE NEWSWIRE) — Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company advancing its lead IND candidate SER-252 for advanced Parkinson’s disease, enabled by its proprietary POZ Platform™ drug optimization technology, today announced its financial results for the third quarter ended September 30, 2024, along with key recent updates.

Recent Highlights

●	Partnership and Presentations with Enable Injections: Building on its collaboration with Enable Injections, Serina presented a case study at the 14th Annual Injectables Summit in Boston, MA, detailing the combination of Serina’s lead candidate, SER-252 (POZ-apomorphine), with Enable’s enFuse™ wearable drug delivery platform. This innovative partnership aims to enhance patient comfort and convenience, providing continuous dopaminergic stimulation (CDS) for Advanced Parkinson’s Disease patients through easy-to-administer subcutaneous injections.

Third Quarter Operating Results

Revenues: Revenues comprised entirely of grant revenues from the National Institutes of Health in the amount of $14 thousand and $29 thousand for three months ended September 30, 2024 and 2023, respectively.

Operating expenses: Operating expenses for the three months ended September 30, 2024 and 2023 were $5.3 million and $1.5 million, respectively.

Research and development expenses for the three months ended September 30, 2024, increased by $1.8 million to $2.4 million as compared to $0.6 million for the same period in 2023. The net increase was primarily due to $0.8 million in salaries and payroll related expenses due to increase in headcount, $0.5 million in professional fees for the maintenance of certain patent and other intellectual property and biological material assets included in Legacy Assets, and $0.5 million in outside research services and consultants for research programs.

General and administrative expenses for the three months ended September 30, 2024, increased $2.0 million to $2.9 million as compared to $0.9 million for the same period in 2023. The increase is attributable to increases of (1) $0.9 million of stock based compensation expenses as a result of new directors and new hire option grants, (2) $0.5 million of consulting expenses to assist with the implementation of new platforms and software, (3) a non-recurring $0.3 million severance expenses (4) $0.2 million in compensation and related expenses as a result of increased headcount (5) $0.2 million in directors and officers insurance, and (6) $0.2 million in miscellaneous expenses that were individually insignificant. These expenses were offset by a decrease of $0.3 million in professional legal and accounting services incurred largely in connection with the Merger which consummated on March 26, 2024.

Other income, net for the three months ended September 30, 2024 increased $3.5 million to $6.7 million as compared to $3.2 million for the same period in 2023. The increase was primarily attributable to an increase of $6.1 million in the gain from the change in fair value of liability classified Merger Warrants offset by the loss in the fair value of the Legacy Serina Convertible Notes and the AgeX-Serina Note of $2.6 million.

Net income: The net income attributable to Serina for the three months ended September 30, 2024 was $1.4 million, or $0.16 per share (basic) and $0.13 per share (diluted) compared to net income of $1.8 million, or $0.80 per share (basic) and $0.23 per share (diluted), for 2023.

Liquidity Information

Cash, cash equivalents, and restricted cash totaled $3.2 million as of September 30, 2024.

Going Concern Considerations

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), the Company evaluates whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date its financial statements are issued. Based on the Company’s most recent projected cash flows, the Company believes that its cash and cash equivalents of $3.2 million as of September 30, 2024 with the approximately $10 million of cash proceeds expected to be received from Juvenescence through the exercise of Juvenescence’s remaining Post-Merger Warrants as provided in a “Side Letter” would not be sufficient to satisfy the Company’s anticipated operating and other funding requirements for the twelve months following the filing of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2024. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

About SER-252 (POZ-apomorphine)

SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions. Serina plans to advance SER 252 to clinical testing in 2025.

About the POZ Platform™

Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.

About Serina Therapeutics

Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

For more information, please visit https://serinatherapeutics.com.

Cautionary Statement Regarding Forward-Looking Statement

This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, the company’s Current Report on Form 8-K that was filed with the SEC on April 1, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC.

The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:

Investor.relations@serinatherapeutics.com

(256) 327-9630

SERINA THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amounts)

	September 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,185	$7,619
Grant receivable	14	—
Prepaid expenses and other current assets	2,224	—
Total current assets	5,423	7,619

Restricted cash	50	—
Property and equipment, net	519	573
Right of use assets - operating leases	509	666
Right of use assets - finance leases	92	110
Intangible assets, net	509	—
Other long-term prepaid assets	333	—
TOTAL ASSETS	$7,435	$8,968

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,695	$580
Accrued expenses	1,159	583
Loans due to Juvenescence, net of debt issuance costs	10,462	—
Other current liabilities	198	250
Total current liabilities	13,514	1,413

Warrant liability	6,744	—
Loans due to Juvenescence, net of current portion	693	—
Convertible promissory notes, at fair value	—	2,983
Operating lease liabilities, net of current portion	312	461
Finance lease liabilities, net of current portion	—	1
TOTAL LIABILITIES	21,263	4,858

Commitments and contingencies (Note 11)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.01 par value; 10,000 authorized; none and 3,438 issued and outstanding at September 30, 2024 and December 31, 2023, respectively; Liquidation preference of none and $36,981,810 at September 30, 2024 and December 31, 2023, respectively	—	36,404
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 5,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 40,000 shares authorized; and 8,892 and 2,410 shares issued and outstanding	1	25
Additional paid-in capital	8,000	858
Accumulated deficit	(21,775)	(33,177)
Total Serina Therapeutics, Inc. stockholders’ deficit	(13,774)	(32,294)
Noncontrolling interest	(54)	—
Total stockholders’ deficit	(13,828)	(32,294)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$7,435	$8,968

See accompanying notes to these condensed consolidated interim financial statements.

SERINA THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES
Grant revenues	$14	$29	$70	$66
Total revenues	14	29	70	66

OPERATING EXPENSES
Research and development	2,415	603	5,115	1,481
General and administrative	2,911	889	6,454	1,955
Total operating expenses	5,326	1,492	11,569	3,436

Loss from operations	(5,312)	(1,463)	(11,499)	(3,370)

OTHER INCOME (EXPENSE), NET
Interest expense	(16)	(100)	(509)	(382)
Fair value inception adjustment on convertible promissory note	—	—	—	2,240
Change in fair value of convertible promissory notes	—	2,614	(7,017)	4,477
Change in fair value of warrants	6,669	596	10,385	1,059
Other income, net	42	105	185	194
Total other income, net	6,695	3,215	3,044	7,588

NET INCOME (LOSS)	1,383	1,752	(8,455)	4,218
Net loss attributable to noncontrolling interest	27	—	54	—

NET INCOME (LOSS) ATTRIBUTABLE TO SERINA THERAPEUTICS, INC.	$1,410	$1,752	$(8,401)	$4,218

NET EARNINGS (LOSS) PER COMMON SHARE:
BASIC	$0.16	$0.80	$(1.24)	$1.94
DILUTED	$0.13	$0.23	$(1.24)	$0.57

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC	8,851	2,190	6,774	2,176
DILUTED	10,751	7,584	6,774	7,548

See accompanying notes to these condensed consolidated interim financial statements.

SERINA THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2024	2023
OPERATING ACTIVITIES:
Net income (loss)	$(8,455)	$4,218
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	138	84
Non-cash lease expense	174	139
Non-cash interest expense on convertible promissory note	163	382
Amortization of debt issuance costs	337	—
Stock-based compensation	1,607	25
Fair value inception adjustment on convertible promissory note	—	(2,240)
Change in fair value of convertible promissory notes	7,017	(4,477)
Change in fair value of warrants	(10,385)	(1,059)
Changes in operating assets and liabilities:
Grant receivable	51	—
Prepaid expenses and other current assets	(2,449)	2
Accounts payable	(712)	523
Accrued expenses	132	(62)
Operating lease liabilities	(166)	(132)
Net cash used in operating activities	(12,548)	(2,597)

INVESTING ACTIVITIES:
Purchase of equipment	(17)	(434)
Net cash used in investing activities	(17)	(434)

FINANCING ACTIVITIES:
Drawdown on loan facilities from Juvenescence	2,933	—
Cash and restricted cash acquired in connection with the Merger	337	—
Proceeds from the exercise of stock options	90	15
Proceeds from the exercise of Post-Merger Warrants by Juvenescence	4,988	—
Proceeds from the issuance of convertible promissory notes	—	10,100
Principal repayment on loan facilities to Juvenescence	(133)	—
Principal repayments on finance lease liabilities	(34)	(35)
Net cash provided by financing activities	8,181	10,080

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(4,384)	$7,049

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of the period	$7,619	$532
At end of the period	$3,235	$7,581

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$2	$4
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Right of use asset acquired in exchange for operating lease liabilities	$—	$672
Issuance of common stock upon conversion of Preferred Stock	$36,404	$—
Issuance of common stock upon conversion of AgeX-Serina Note	$10,721	$—
Merger and issuance of common stock upon consummation of Merger on March 26, 2024	$961	$—

See accompanying notes to these condensed consolidated interim financial statements.